UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 14, 2013, American Bio Medica Corporation (the “Company”) filed its Quarterly Report on Form 10-Q for the period ended March 31, 2013. Under the Company’s Loan and Security Agreement (“LSA”) with Imperium Commercial Finance, LLC (“Imperium”). Under the LSA, Imperium has agreed to provide the Company with up to a maximum amount of $1,500,000 (“Maximum Funding Amount”) under a revolving secured loan facility (the “Imperium Line of Credit”), which is secured by a first security interest in all of our receivables, inventory, and intellectual property rights along with a second security interest in our machinery and equipment (together the “Collateral”). The Maximum Funding Amount is subject to a discretionary borrowing base comprised of: 85% of eligible accounts receivables (excluding, without limitation, receivables remaining unpaid for more than 90 days from invoice date or 60 days from due date, contra receivables, and affiliated receivables), up to the lesser of 60% of eligible finished goods inventory at cost or 75% of appraised net orderly liquidation value of inventory, and a receivable dilution rate of less than 5% (the “Borrowing Base”). In addition to the Imperium Line of Credit, the Imperium facility includes a discretionary Supplemental Advance of up to $500,000 (the “Imperium Supplemental Advance”). Supplemental advances, once repaid, cannot be re-borrowed, and is secured with the same Collateral as the Imperium Line of Credit.

So long as any obligations are due to Imperium under the LSA, the Company must, among other things previously disclosed in periodic reports, have EBITDA of not less than $25,000 for the Fiscal Quarter ended March 31, 2013. Non-compliance with the EBITDA requirement would constitute an event of default under the LSA, and in an event of default, Imperium may increase our interest rate by 4% for as long as the default occurs. Other remedies include, termination or suspension of Imperium’s obligation to make further advances to the Company and declaration of all amounts owed to Imperium due and payable.

The Company was not in compliance with the minimum EBITDA requirement for the quarter ended March 31, 2013. Upon conferences with Imperium, on May 20, 2013, Imperium waived the EBITDA requirement for the quarter ended March 31, 2013. Imperium is completing further review of the Company and its reporting results and will be paid $10,000 for its costs in connection with such account review.

Item 8.01          Other Events

Risk Factor Disclosure

Pursuant to the disclosure provided under Item 2.04, the Company is providing the following risk factor related to the Company’s business:

Inability to comply with financial covenants under our current credit facilities could result in our creditor(s) declaring all amounts owed to them due and payable with immediate effect, or result in the collection of collateral by the creditor(s); both of which would have an adverse material impact on our business and our ability to continue operations.

We have a credit facility with Imperium Commercial Finance, LLC (the “Imperium Line of Credit”) consisting of a maximum amount of $1,500,000 on a revolving line of credit, and a discretionary supplemental advance of up to $500,000 (together the “Imperium Line of Credit”). The Imperium Line of Credit is secured by a first security interest in all of our receivables, inventory, and intellectual property rights along with a second security interest in our machinery and equipment (together the “Collateral”).

We also have a Mortgage Consolidation Loan with First Niagara Bank (“FNB”). The loan with FNB is secured by our facility in Kinderhook, New York as well as various pieces of machinery and equipment.

Both of these facilities require that we comply with certain financial covenants (these covenants are discussed in more detail in our period reports on Form 10-Q and in our annual reports on Form 10-K). Our failure to comply with the financial covenants under either one of these facilities would not only result in a default under the particular facility but could be considered an event of default under the other facility.

Each lender has certain remedies for non-compliance; Imperium’s remedies, include but are not necessarily limited to, increased interest rates, suspension of advances under the Imperium Line of Credit, declaration of all amounts owed to them due and payable, or collection or receiving of Collateral. FNB’s remedies include, but are not necessarily limited to, consideration of all amounts owed to them due and payable and collection or receiving of Collateral. If Imperium and/or FNB were to exercise these remedies, it is highly unlikely that the Company would be able to pay such amounts and this would result in the collection and receipt of the Collateral by the lender, and this would have a material adverse impact on our business and our ability to continue operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: May 21, 2013	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Executive Vice President
Chief Compliance Officer
Corporate Secretary